Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact: Carola Mengolini
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS RECORD THIRD QUARTER EARNINGS AND UPDATES FULL YEAR GUIDANCE

MIAMI - October 30, 2019 - Royal Caribbean Cruises Ltd. (NYSE: RCL) today reported record third quarter US GAAP earnings of $4.20 per share and adjusted earnings of $4.27 per share which include a $0.13 negative impact from Hurricane Dorian. The company also updated its full year Adjusted EPS guidance to a range of $9.50 to $9.55 per share, which includes a negative impact of approximately $0.15 per share from Hurricane Dorian.

“Our business continues to thrive and exceed our expectations,” said Richard D. Fain, chairman and CEO. “While Hurricane Dorian had a negative impact, stronger demand for our brands and our key itineraries exceeded our expectations. Excluding the hurricane impact, we are not only able to maintain our yield and earnings guidance, but to raise both slightly as a result of particularly strong performance in the US and China.”

KEY HIGHLIGHTS

Third Quarter 2019 Results:

•
US GAAP Net Income was $883.2 million or $4.20 per share and Adjusted Net Income was $896.8 million or $4.27 per share. These results include the negative impact of approximately $27 million or $0.13 per share from itinerary disruptions and relief efforts related to Hurricane Dorian. Last year, US GAAP Net Income was $810.4 million or $3.86 per share, and Adjusted Net Income was $836.3 million or $3.98 per share.

•	Gross Yields were up 6.6% in Constant-Currency (up 5.4% As-Reported). Net Yields were up 6.4% in Constant-Currency (up 5.2% As-Reported).

•
Gross Cruise Costs per Available Passenger Cruise Days ("APCD") increased 7.5% in Constant-Currency (up 6.7% As-Reported). Net Cruise Costs (“NCC”) excluding Fuel per APCD were up 11.0% in Constant-Currency (up 10.4% As-Reported).

•	These yield and cost metrics have not been adjusted to separate out the impact of Hurricane Dorian.

Full Year 2019 Outlook:

•
Adjusted earnings for the full year are expected to be in the range of $9.50 to $9.55 per share. This range includes the negative impact of approximately $0.15 per share from itinerary disruptions and relief efforts related to Hurricane Dorian.

•	Net revenue yields are expected to increase approximately 8.0% in Constant-Currency and approximately 6.75% As-Reported.

•	NCC excluding Fuel per APCD are expected to be up approximately 11.0% in Constant-Currency (up approximately 10.5% As-Reported).
Hurricane Impact
Hurricane Dorian had an unusual, one-time impact on our financial performance. Three main Florida embarkation ports closed on a weekend as a precautionary measure. These measures impacted 16 sailings and made this the most disruptive storm in the company’s history. The financial impact was particularly large because the affected ships included our very successful Oasis-class, because we closed Perfect Day at Cococay for 10 days, and because of our extensive relief efforts. The combination of guest compensation, the closure of Perfect Day at Cococay and the relief efforts negatively impacted the third quarter by $27 million or $0.13 per share and the full year by approximately $30 million or $0.15 per share.

THIRD QUARTER 2019
US GAAP Net Income for the third quarter of 2019 was $883.2 million or $4.20 per share and Adjusted Net Income was $896.8 million or $4.27 per share. These results include the negative impact of $27 million or $0.13 per share from itinerary disruptions and relief efforts related to Hurricane Dorian. Last year, US GAAP Net Income was $810.4 million or $3.86 per share, and Adjusted Net Income was $836.3 million or $3.98 per share.
Gross Yields were up 6.6% and Net Yields were up 6.4% in Constant-Currency, slightly better than guidance when considering the impact of the hurricane which reduced revenue by $21 million and slightly reduced yields.
Gross Cruise Costs per APCD increased 7.5% in Constant-Currency. NCC excluding Fuel per APCD were up 11.0% in Constant-Currency. The reduction in capacity and relief efforts related to the hurricane negatively impacted this metric by 150 basis points. Absolute costs for the quarter were significantly better than expected, due to timing.
Bunker pricing net of hedging for the third quarter was $469.93 per metric ton and consumption was 379,600 metric tons.

FULL YEAR 2019 OUTLOOK
The company expects full year Adjusted EPS to be in the range of $9.50 to $9.55 per share. This range includes the negative impact of approximately $0.15 per share from Hurricane Dorian. Excluding this impact, we are increasing the midpoint of our guidance by $0.08 per share.

The company expects a Net Yield increase of approximately 8.0% in Constant-Currency and approximately 6.75% As-Reported. The company’s booking strength has completely offset the negative yield impact related to Hurricane Dorian.
NCC excluding Fuel per APCD are expected to be up approximately 11.0% in Constant-Currency and up approximately 10.5% As-Reported. The increase in this updated guidance is driven by the reduction in capacity and relief efforts from the hurricane together with a further increase in technology and product development investments. These expenses are being offset by expected favorability from activities below the line.
Taking into account current fuel pricing, interest and currency exchange rates, and the factors detailed above, the company estimates 2019 Adjusted EPS will be in the range of $9.50 to $9.55 per share.
“2019 is shaping up to be another year of solid yield growth and record earnings despite some unusual headwinds,” said Jason T. Liberty, executive vice president and CFO. “As we enter 2020, we are particularly enthusiastic about the new ship deliveries, the development of new destinations, our fleet modernization and technology initiatives. These investments will help us deliver even greater vacations while generating higher yields and better returns.”

FOURTH QUARTER 2019

Net Yields are expected to be up approximately 6.75% in Constant-Currency and approximately 6.25% As-Reported. These metrics include approximately 300 basis points from the operation of Silversea, the new cruise terminal and the Perfect Day development. These Net Yields were negatively impacted by approximately 140 basis points related to the abrupt discontinuation of the Cuba sailings.
NCC excluding Fuel per APCD for the quarter are expected to increase approximately 14.5% in Constant-Currency and approximately 14.25% As-Reported. These metrics include approximately 300 basis points from the operation of Silversea, the new cruise terminal and the Perfect Day development. As it relates to the year-over-year cadence, the fourth quarter includes a higher number of drydocks affecting the cost metric by approximately 600 basis points. Costs for the quarter are also impacted by the timing of expenses from the previous quarter, a further increase in technology and product development investments and relief efforts related to the hurricane. These expenses are expected to be partially offset by anticipated favorability from activities below the line.
Based on current fuel pricing, interest and currency exchange rates and the factors detailed above, the company expects fourth quarter Adjusted EPS to be approximately $1.40 per share.

2020 OUTLOOK

The company is experiencing strong early booking trends for 2020. Rates are higher than same time last year in all four quarters, booked load factors are ahead of same time last year on a like-for-like basis and the booking window has extended. The market response to Celebrity Apex which will debut in April; Odyssey of the Seas to be delivered in the fall, and Silversea Moon and Silversea Origin to be delivered during the summer, has been excellent. The company is particularly excited with the demand for Perfect Day at Cococay, its private destination in the Bahamas, which has been opening in phases since May 2019. While still early in the booking cycle, the view for 2020 is encouraging and the company expects another year of solid yield and earnings growth.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS
Fuel Expense
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices, the company has included $176 million and $696 million of fuel expense in its fourth quarter and full year 2019 guidance, respectively.
Forecasted consumption is 60% hedged via swaps for the remainder of 2019 and 55%, 30%, 19% and 5% hedged for 2020, 2021, 2022 and 2023, respectively. For the same five-year period, the annual average cost per metric ton of the hedge portfolio is approximately $380, $430, $463, $554 and $580, respectively.

The company provided the following fuel statistics for the fourth quarter and full year 2019:

FUEL STATISTICS	Fourth Quarter 2019	Full Year 2019
Fuel Consumption (metric tons)	371,400	1,486,200
Fuel Expenses	$176 million	$696 million
Percent Hedged (fwd. consumption)	60%	60%
The company provided the following guidance for the fourth quarter and full year 2019:

GUIDANCE	As-Reported	Constant-Currency
Fourth Quarter 2019
Net Yields	Approx. 6.25%	Approx. 6.75%
Net Cruise Costs per APCD	Approx. 10.0%	Approx. 10.25%
Net Cruise Costs ex.Fuel per APCD	Approx. 14.25%	Approx. 14.5%
Full Year 2019
Net Yields	Approx. 6.75%	Approx. 8.0%
Net Cruise Costs per APCD	Approx. 7.5%	Approx. 8.0%
Net Cruise Costs ex.Fuel per APCD	Approx. 10.5%	Approx. 11.0%

GUIDANCE	Fourth Quarter 2019	Full Year 2019
Capacity change	2.3%	7.9%
Depreciation and Amortization	$322 to $326 million	$1,237 to $1,241 million
Interest Expense, net	$89 to $93 million	$374 to $378 million
Adjusted EPS	Approx. $1.40	$9.50 to $9.55

SENSITIVITY	Fourth Quarter 2019
1% Change in Currency	$5 million
1% Change in Net Yields	$19 million
1% Change in NCC ex Fuel	$10 million
100 Basis pt. change in LIBOR	$5 million
10% Change in Fuel prices	$9 million

Exchange rates used in guidance calculations
GBP	$1.29
AUD	$0.68
CAD	$0.77
CNH	$0.14
EUR	$1.11

LIQUIDITY AND FINANCING ARRANGEMENTS
As of September 30, 2019, liquidity was $2.2 billion, including cash and the undrawn portion of the company's unsecured revolving credit facilities, net of our outstanding commercial paper borrowings. The company noted that as of September 30, 2019, scheduled debt maturities (excluding commercial paper) for the remainder of 2019, 2020, 2021, 2022 and 2023 are $0.4 billion, $1.2 billion, $0.8 billion, $2.3 billion and $0.8 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE
Based upon current ship orders, projected capital expenditures for full year 2019, 2020, 2021, 2022 and 2023 are $3.0 billion, $4.5 billion, $3.5 billion, $3.6 billion and $2.9 billion,

respectively. These figures have been updated to reflect our latest views on destination developments, sustainability initiatives, modernization programs and technology investments. Capacity changes for 2019, 2020, 2021, 2022 and 2023 are expected to be 7.9%, 4.8%, 8.0%, 8.8% and 4.2%, respectively. These figures do not include potential ship sales or additions that we may elect to make in the future.
CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Earnings per Share (“Adjusted EPS”)
Represents Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Income
Adjusted Net Income represents net income less net income attributable to noncontrolling interest excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) costs, net of insurance recoveries, related to the Grand Bahama drydock structure incident involving Oasis of the Seas; (ii) our equity share of the write-off of the Grand Bahama drydock and other incidental expenses by Grand Bahama; (iii) the noncontrolling interest adjustment to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s (previously known as Silversea Cruises Group Ltd.) noncontrolling interest; (iv) the change in fair value in the contingent consideration related to the Silversea Cruises acquisition; (v) a loss on the early extinguishment of debt related to the repayment of certain loans; (vi) the amortization of the Silversea Cruises intangible assets resulting from the acquisition; (vii) integration costs related to the Silversea Cruises acquisition; (viii) transaction costs related to the Silversea Cruises acquisition; (ix) the impairment loss and other costs related to the exit of our tour operations business; (x) the impairment loss related to Skysea Holding; and (xi) the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and drydock days. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs excluding Fuel are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs excluding Fuel in “Constant-Currency” - i.e., as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses. For the periods presented, Gross Cruise Costs exclude (i) transaction costs related to the Silversea Cruises acquisition; (ii) the impairment loss and other costs related to the exit of our tour operations business; and (iii) the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-

based stock awards, which were included within marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and NCC excluding Fuel
Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses.  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance. Net Cruise Costs and Net Cruise Costs Excluding Fuel exclude the costs, net of insurance recoveries, related to the Grand Bahama drydock structure incident involving Oasis of the Seas.
Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

For additional information see “Adjusted Measures of Financial Performance” below.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that controls and operates four global brands: Royal Caribbean International, Celebrity Cruises, Azamara and Silversea Cruises.  We are also a 50% joint venture owner of the German brand TUI Cruises and a 49% shareholder in the Spanish brand Pullmantur Cruceros. Together these brands operate a combined total of 63 ships with an additional 15 on order as of September 30, 2019.  They operate diverse itineraries around the world that call on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamara.com, www.silversea.com, www.tuicruises.com, www.pullmantur.es, or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitutes forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2018 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” and similar expressions are intended to help identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; our ability to obtain sufficient financing or capital to satisfy our capital expenditures, debt repayments and other financing needs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; concerns over safety, health and security of guests and crew; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in US foreign travel policy; the uncertainties of conducting business internationally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating and financing costs; the impact of foreign currency exchange rates, interest rate and fuel price fluctuations; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs associated with protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as our other filings with the SEC, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our recent quarterly report on Form 10-Q, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.

A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of (i) projected Total Revenues to projected Net Revenues, (ii) projected Gross Yields to projected Net Yields, (iii) projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs excluding Fuel and (iv) projected Net Income and Earnings per Share to projected Adjusted Net Income and Adjusted Earnings per Share because preparation of meaningful US GAAP projections of Total Revenues, Gross Yields, Gross Cruise Costs, Net Income and Earnings per Share would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs.  In addition, we are unable to determine the future impact of restructuring expenses or other non-core business related gains and losses which may result from strategic initiatives.
These items are uncertain and could be material to our results of operations in accordance with US GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Passenger ticket revenues	$2,344,779	$2,042,911	$6,072,599	$5,141,125
Onboard and other revenues	842,071	753,276	2,360,649	2,020,423
Total revenues	3,186,850	2,796,187	8,433,248	7,161,548
Cruise operating expenses:
Commissions, transportation and other	488,921	430,039	1,279,010	1,078,953
Onboard and other	200,656	171,028	510,255	412,805
Payroll and related	263,993	221,205	799,094	674,676
Food	149,621	133,324	436,002	381,349
Fuel	177,677	182,415	519,772	515,065
Other operating	342,170	273,353	1,037,113	838,946
Total cruise operating expenses	1,623,038	1,411,364	4,581,246	3,901,794
Marketing, selling and administrative expenses	352,725	325,167	1,144,546	975,451
Depreciation and amortization expenses	320,295	259,923	924,180	753,529
Operating Income	890,792	799,733	1,783,276	1,530,774
Other income (expense):
Interest income	5,625	5,831	21,751	26,662
Interest expense, net of interest capitalized	(102,038)	(86,510)	(313,757)	(236,252)
Equity investment income	103,654	95,169	170,393	168,232
Other (expense) income	(7,668)	(3,832)	(34,537)	5,923
	(427)	10,658	(156,150)	(35,435)
Net Income	890,365	810,391	1,627,126	1,495,339
Less: Net Income attributable to noncontrolling interest	7,125	—	21,375	—
Net Income attributable to Royal Caribbean Cruises Ltd.	$883,240	$810,391	$1,605,751	$1,495,339
Earnings per Share:
Basic	$4.21	$3.88	$7.67	$7.08
Diluted	$4.20	$3.86	$7.65	$7.05
Weighted-Average Shares Outstanding:
Basic	209,575	209,054	209,477	211,099
Diluted	210,121	209,928	210,032	211,973

Comprehensive Income
Net Income	$890,365	$810,391	$1,627,126	$1,495,339
Other comprehensive income (loss):
Foreign currency translation adjustments	(15,510)	(3,479)	(7,683)	(13,840)
Change in defined benefit plans	(12,456)	1,153	(22,831)	6,949
(Loss) gain on cash flow derivative hedges	(265,224)	36,946	(288,115)	110,576
Total other comprehensive (loss) income	(293,190)	34,620	(318,629)	103,685
Comprehensive Income	597,175	845,011	1,308,497	1,599,024
Less: Comprehensive Income attributable to noncontrolling interest	7,125	—	21,375	—
Comprehensive Income attributable to Royal Caribbean Cruises Ltd.	$590,050	$845,011	$1,287,122	$1,599,024

STATISTICS
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Passengers Carried	1,728,997	1,635,884	4,926,123	4,501,890
Passenger Cruise Days	11,863,189	11,103,471	33,746,534	30,942,320
APCD	10,733,254	9,923,690	31,031,274	28,242,132
Occupancy	110.5%	111.9%	108.8%	109.6%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	September 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$276,730	$287,852
Trade and other receivables, net	348,991	324,507
Inventories	167,213	153,573
Prepaid expenses and other assets	399,390	456,547
Derivative financial instruments	11,633	19,565
Total current assets	1,203,957	1,242,044
Property and equipment, net	25,005,404	23,466,163
Operating lease right-of-use assets	697,461	—
Goodwill	1,373,065	1,378,353
Other assets	1,545,574	1,611,710
Total assets	$29,825,461	$27,698,270

Liabilities, Redeemable Noncontrolling Interest and Shareholders’ Equity
Current liabilities
Current portion of debt	$943,060	$1,646,841
Commercial paper	922,201	775,488
Current portion of operating lease liabilities	93,058	—
Accounts payable	538,949	488,212
Accrued interest	124,561	74,550
Accrued expenses and other liabilities	979,939	899,761
Derivative financial instruments	101,561	78,476
Customer deposits	3,410,205	3,148,837
Total current liabilities	7,113,534	7,112,165
Long-term debt	8,819,212	8,355,370
Long-term operating lease liabilities	620,570	—
Other long-term liabilities	731,844	583,254
Total liabilities	17,285,160	16,050,789
Redeemable noncontrolling interest	563,394	542,020
Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 236,494,616 and 235,847,683 shares issued, September 30, 2019 and December 31, 2018, respectively)	2,365	2,358
Paid-in capital	3,466,641	3,420,900
Retained earnings	11,412,773	10,263,282
Accumulated other comprehensive loss	(946,363)	(627,734)
Treasury stock (26,887,147 and 26,830,765 common shares at cost, at September 30, 2019 and December 31, 2018, respectively)	(1,958,509)	(1,953,345)
Total shareholders’ equity	11,976,907	11,105,461
Total liabilities, redeemable noncontrolling interest and shareholders’ equity	$29,825,461	$27,698,270

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended September 30,
	2019	2018
Operating Activities
Net Income	$1,627,126	$1,495,339
Adjustments:
Depreciation and amortization	924,180	753,529
Impairment losses	—	33,651
Net deferred income tax expense (benefit)	4,664	(2,926)
Loss on derivative instruments not designated as hedges	24,229	41,397
Share-based compensation expense	51,256	63,420
Equity investment income	(170,393)	(168,232)
Amortization of debt issuance costs	24,154	31,656
Amortization of commercial paper notes discount	23,583	3,844
Loss on extinguishment of debt	6,326	—
Change in fair value of contingent consideration	10,700	—
Gain on sale of unconsolidated affiliate	—	(13,680)
Recognition of deferred gain	—	(21,794)
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(36,682)	(17,141)
Increase in inventories	(13,640)	(21,760)
Decrease (increase) in prepaid expenses and other assets	41,757	(76,471)
Increase in accounts payable	51,011	35,433
Increase in accrued interest	50,011	45,735
Increase (decrease) in accrued expenses and other liabilities	81,026	(15,856)
Increase in customer deposits	261,335	349,230
Dividends received from unconsolidated affiliates	148,285	241,697
Other, net	(1,860)	(10,087)
Net cash provided by operating activities	3,107,068	2,746,984
Investing Activities
Purchases of property and equipment	(2,341,895)	(2,509,127)
Cash received on settlement of derivative financial instruments	6,442	74,008
Cash paid on settlement of derivative financial instruments	(86,671)	(50,891)
Investments in and loans to unconsolidated affiliates	(6,889)	(15,194)
Cash received on loans to unconsolidated affiliates	27,697	49,501
Proceeds from the sale of unconsolidated affiliate	—	13,215
Acquisition of Silversea Cruises, net of cash acquired	—	(916,135)
Other, net	(1,028)	(3,989)
Net cash used in investing activities	(2,402,344)	(3,358,612)
Financing Activities
Debt proceeds	3,080,564	6,626,295
Debt issuance costs	(42,491)	(54,775)
Repayments of debt	(3,424,339)	(5,833,602)
Proceeds from issuance of commercial paper notes	19,807,417	2,165,991

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended September 30,
	2019	2018
Repayments of commercial paper notes	(19,684,288)	(1,171,000)
Purchases of treasury stock	—	(575,039)
Dividends paid	(439,543)	(381,465)
Proceeds from exercise of common stock options	1,452	4,206
Other, net	(13,681)	(14,857)
Net cash (used in) provided by financing activities	(714,909)	765,754
Effect of exchange rate changes on cash	(937)	(19,417)
Net (decrease) increase in cash and cash equivalents	(11,122)	134,709
Cash and cash equivalents at beginning of period	287,852	120,112
Cash and cash equivalents at end of period	$276,730	$254,821
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$179,497	$154,231
Non-cash Investing Activities
Contingent consideration for the acquisition of Silversea Cruises	$—	$44,000

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended September 30,			Nine Months Ended September 30,
	2019	2019 On a Constant Currency Basis	2018	2019	2019 On a Constant Currency Basis	2018
Passenger ticket revenues	$2,344,779	$2,377,350	$2,042,911	$6,072,599	$6,173,459	$5,141,125
Onboard and other revenues	842,071	846,596	753,276	2,360,649	2,374,817	2,020,423
Total revenues	3,186,850	3,223,946	2,796,187	8,433,248	8,548,276	7,161,548
Less:
Commissions, transportation and other	488,921	495,974	430,039	1,279,010	1,296,848	1,078,953
Onboard and other	200,656	202,229	171,028	510,255	513,397	412,805
Net Revenues	$2,497,273	$2,525,743	$2,195,120	$6,643,983	$6,738,031	$5,669,790

APCD	10,733,254	10,733,254	9,923,690	31,031,274	31,031,274	28,242,132
Gross Yields	$296.91	$300.37	$281.77	$271.77	$275.47	$253.58
Net Yields	$232.67	$235.32	$221.20	$214.11	$217.14	$200.76

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended September 30,			Nine Months Ended September 30,
	2019	2019 On a Constant Currency Basis	2018	2019	2019 On a Constant Currency Basis	2018
Total cruise operating expenses	$1,623,038	$1,634,594	$1,411,364	$4,581,246	$4,613,867	$3,901,794
Marketing, selling and administrative expenses (1) (2)	351,863	354,751	299,259	1,142,498	1,153,627	942,855
Gross Cruise Costs	1,974,901	1,989,345	1,710,623	5,723,744	5,767,494	4,844,649
Less:
Commissions, transportation and other	488,921	495,974	430,039	1,279,010	1,296,848	1,078,953
Onboard and other	200,656	202,229	171,028	510,255	513,397	412,805
Net Cruise Costs including other costs	1,285,324	1,291,142	1,109,556	3,934,479	3,957,249	3,352,891
Less:
Costs, net of insurance recoveries, related to the Oasis of the Seas incident included within cruise operating expenses	(429)	(429)	—	11,597	11,597	—
Net Cruise Costs	1,285,753	1,291,571	1,109,556	3,922,882	3,945,652	3,352,891
Less:
Fuel (3)	178,373	178,374	182,415	519,772	519,791	515,065
Net Cruise Costs Excluding Fuel	$1,107,380	$1,113,197	$927,141	$3,403,110	$3,425,861	$2,837,826

APCD	10,733,254	10,733,254	9,923,690	31,031,274	31,031,274	28,242,132
Gross Cruise Costs per APCD	$184.00	$185.34	$172.38	$184.45	$185.86	$171.54
Net Cruise Costs per APCD	$119.79	$120.33	$111.81	$126.42	$127.15	$118.72
Net Cruise Costs Excluding Fuel per APCD	$103.17	$103.71	$93.43	$109.67	$110.40	$100.48

(1)
For the nine months ended September 30, 2019, the amount does not include the transaction costs related to the Silversea Cruises acquisition of $1.2 million. For the quarter and nine months ended September 30, 2018, the amount does not include the transaction costs related to the Silversea Cruises acquisition of $25.9 million and $30.6 million, respectively, and the impairment and other costs related to the exit of our tour operations business of $11.3 million.

(2)
For the nine months ended September 30, 2018, the amount does not include the impact of the change in accounting principle related to the recognition of stock-based compensation expense, which resulted in an increase to Net Income attributable to Royal Caribbean Cruises Ltd. of $9.2 million.

(3)	For the quarter and nine months ended September 30, 2019, the amounts do not include fuel expense, net of insurance recoveries, related to the Oasis of the Seas incident.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)
Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):
	Quarter Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Income attributable to Royal Caribbean Cruises Ltd.	$883,240	$810,391	$1,605,751	$1,495,339
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd.	896,838	836,299	1,705,420	1,551,278
Net Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd. - Increase	$13,598	$25,908	$99,669	$55,939
Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd.:
Grand Bahama's drydock write-off and other incidental expenses	$1,588	$—	$16,709	$—
Noncontrolling interest adjustment	8,508	—	43,082	—
Oasis of the Seas incident	(429)	—	11,597	—
Change in the fair value of contingent consideration related to Silversea Cruises acquisition	—	—	10,700	—
Loss on extinguishment of debt	—	—	6,326	—
Amortization of Silversea Cruises intangible assets resulting from the acquisition	3,069	—	9,207	—
Integration costs related to Silversea Cruises acquisition	862	—	862	—
Transaction costs related to Silversea Cruises acquisition	—	25,908	1,186	30,579
Impairment and other costs related to exit of tour operations business	—	—	—	11,255
Impairment loss related to Skysea Holding	—	—	—	23,343
Impact of change in accounting principle	—	—	—	(9,238)
Net Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd. - Increase	$13,598	$25,908	$99,669	$55,939

Earnings per Share - Diluted	$4.20	$3.86	$7.65	$7.05
Adjusted Earnings per Share - Diluted	4.27	3.98	8.12	7.32
Net Adjustments to Earnings per Share	$0.07	$0.12	$0.47	$0.27

Adjustments to Earnings per Share:
Grand Bahama's dry-dock write-off and other incidental expenses	$0.01	$—	$0.08	$—
Noncontrolling interest adjustment	0.04	—	0.20	—
Oasis of the Seas incident	—	—	0.06	—
Change in the fair value of contingent consideration related to Silversea Cruises acquisition	—	—	0.05	—
Loss on extinguishment of debt	—	—	0.03	—
Amortization of Silversea Cruises intangible assets resulting from the acquisition	0.01	—	0.04	—
Integration costs related to Silversea Cruises acquisition	0.01	—	0.01	—
Transaction costs related to Silversea Cruises acquisition	—	0.12	—	0.14
Impairment and other costs related to exit of tour operations business	—	—	—	0.06
Impairment loss related to Skysea Holding	—	—	—	0.11
Impact of change in accounting principle	—	—	—	(0.04)
Net Adjustments to Earnings per Share	$0.07	$0.12	$0.47	$0.27

Weighted-Average Shares Outstanding - Diluted	210,121	209,928	210,032	211,973